Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 16, 2013 with respect to the statement of revenues and direct operating expenses of certain oil properties and additional working interest located in the Hugoton Basin area in Texas County, Oklahoma acquired by Mid-Con Energy Partners, LP for the year ended December 31, 2011, included in the Current Report of Mid-Con Energy Partners, LP on Form 8-K/A dated January 16, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Mid-Con Energy Partners, LP on Form S-8 (File No. 333-179161, effective January 25, 2012).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
January 16, 2013

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